Exhibit 16.1

July 6, 2005


U.S. Securities and Exchange Commission 450 Fifth Street, N.W.
Washington, DC  20549

Re:   Concentrax, Inc.

We have read the statements under Item 4 of the Form 8-K report regarding the recent change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Malone & Bailey, PC
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Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas